UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date or Report (Date of earliest event reported): September 2, 2009

TOYZAP.COM, INC.

(Exact name of registrant as specified in its Charter)

Commission File No.: 333-146781

Texas	20-8592825
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

4800 Beldon Trail, Colleyville, TX 76034

(Address of principal executive offices)

Issuer’s telephone number: (817) 507-5801

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a12)

☐	Pre-commencement communications pursuant to Rule 14d-21(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 4.01 CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT.

On August 13, 2008, we reported on Form 8-K that we engaged the accounting firm of Rosenberg Rich Baker Berman and Company, CPAs as our new independent registered public accounting firm replacing Moore & Associates, Chartered. On March 26, 2009, we filed a report on Form 10-K that included financial information that was audited by Moore & Associates, Chartered, our prior independent registered public accounting firm.

On August 27, 2009, the PCAOB issued PCAOB Release No. 105-2009-006 revoking the registration of Moore & Associates, Chartered and barring Michael J. Moore, CPA, from being an associated person of a registered public accounting firm. The PCAOB imposed these sanctions on the basis of its findings concerning the alleged violations of Moore & Associates, Chartered and Michael J. Moore of Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder, PCAOB rules and auditing standards in auditing the financial statements, PCAOB rules and quality controls standards, and noncooperation with a Board investigation. A copy of the PCAOB Release can be accessed at the PCAOB website at http:www.pcaobus.org.

As a result of the above action, we may not include the audit reports or consents of Moore & Associates, Chartered in any filings with the Securities and Exchange Commission made on or after August 27, 2009. Our Board of Directors will examine what additional future actions, if any, will be necessary.

We have requested that Moore and Associates, Chartered furnish a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements. Moore & Associates, Chartered has declined to issue a letter.

The Company’s current auditor will be preparing an audit from inception of the Company through December 31, 2007. The Company’s anticipates that the audit will be completed during the next thirty (30) days at which time it will file an amended Form 10-K for the year ended December 31, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TOYZAP.COM, INC.
(Registrant)

Date: October 6, 2009	By:	/S/ LANCE DEAN
Lance Dean, Chief Executive Officer

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